Exhibit 99.1

Charles River Associates (CRA) Announces Appointment of Director Christine Detrick as Lead Independent Director, Effective July 16, 2026

Lead Independent Director William Concannon to Retire After 26 Years of Distinguished Service

BOSTON--(BUSINESS WIRE)—April 2, 2026-- Charles River Associates (NASDAQ: CRAI), a worldwide leader in providing economic, financial, and management consulting services, today announced that current Director Christine Detrick will assume the role of independent Lead Director of the Board of Directors following the planned retirement of current independent Lead Director William Concannon. Mr. Concannon’s retirement will take effect at CRA’s 2026 Annual Meeting of Shareholders, which is scheduled for July 16, 2026.

“We would like to thank Bill for his leadership, sound judgment, and steadfast commitment to CRA's success as Lead Director over the past six years, and as a member of the Board for the past 26 years,” said Paul Maleh, CRA’s Chairman of the Board, Chief Executive Officer and President. “Bill has provided a steady hand through the various stages of our growth and prosperity, and for that we are deeply grateful. We are also pleased that Christine, with her extensive governance experience, has agreed to serve as our next independent Lead Director.”

Mr. Concannon has served on CRA’s Board since 2000 and as its Lead Director since 2020. He informed the Board of his decision to retire in order to spend more time with family and other activities. Ms. Detrick has been a member of CRA’s Board since 2020 and currently serves as Chairperson of the Nominating and Corporate Governance Committee. The appointment of Ms. Detrick as Lead Director is subject to her re-election to the Board at the 2026 Annual Meeting of Shareholders.

About Charles River Associates (CRA)
Charles River Associates® is a leading global consulting firm specializing in economic, financial, and management consulting services. CRA advises clients on economic and financial matters pertaining to litigation and regulatory proceedings, and guides corporations through critical business strategy and performance-related issues. Since 1965, clients have engaged CRA for its unique combination of functional expertise and industry knowledge, and for its objective solutions to complex problems. Headquartered in Boston, CRA has offices throughout the world. Detailed information about Charles River Associates, a registered trade name of CRA International, Inc., is available at www.crai.com. Follow us on LinkedIn, Instagram, and Facebook.

Charles River Associates

media@crai.com

617-425-3315

Nicholas Manganaro

Sharon Merrill Advisors

CRAI@investorrelations.com

617-542-5300